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SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 7, 2013 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 10.0 billion revenue passenger miles (RPMs) in July 2013, a 0.7 percent decrease from the RPMs flown in July 2012. Available seat miles (ASMs) in July 2013 increased 0.6 percent to 11.9 billion, compared to July 2012. The July 2013 load factor was 83.5 percent, compared to 84.6 percent in July 2012. For July 2013, passenger revenue per ASM (PRASM) is estimated to have increased in the four to five percent range compared to July 2012.
For the first seven months of 2013, the Company flew 61.7 billion RPMs, compared to 60.9 billion RPMs flown for the same period in 2012, an increase of 1.2 percent. Year-to-date ASMs increased 1.6 percent to 77.0 billion from the 2012 level of 75.7 billion. The year-to-date load factor was 80.1 percent, compared to 80.5 percent for the same period in 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.
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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JULY
	2013	2012	CHANGE
Revenue passengers carried	9,891,676	10,215,812	(3.2)%

Enplaned passengers	12,211,777	12,648,746	(3.5)%

Revenue passenger miles (000)	9,977,171	10,043,520	(0.7)%

Available seat miles (000)	11,948,656	11,877,774	0.6%

Load factor	83.5%	84.6%	(1.1) pts

Average length of haul	1,009	983	2.6%

Trips flown	117,402	123,184	(4.7)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	64,055,977	64,635,982	(0.9)%

Enplaned passengers	78,455,181	79,013,319	(0.7)%

Revenue passenger miles (000)	61,663,420	60,934,885	1.2%

Available seat miles (000)	76,981,324	75,741,256	1.6%

Load factor	80.1%	80.5%	(0.4) pts

Average length of haul	963	943	2.1%

Trips flown	779,508	809,806	(3.7)%

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